As filed with the Securities and Exchange Commission on December 15, 2006

Registration No. 333-137265

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIVERSAL POWER GROUP, INC.
(Exact name of Registrant as specified in its charter)

Texas	7389; 5063	75-1288690
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Universal Power Group, Inc.
1720 Hayden Road
Carrollton, Texas 75006
(469) 892-1122
(469) 892-1201 Facsimile
(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Randy Hardin
Chief Executive Officer
Universal Power Group, Inc.
1720 Hayden Road
Carrollton, Texas 75006
(469) 892-1122
(469) 892-1201 Facsimile
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Joel J. Goldschmidt, Esq.	Norman R. Miller, Esq.
Morse, Zelnick, Rose & Lander LLP	Patton Boggs LLP
405 Park Avenue	2001 Ross Avenue
Suite 1401	Suite 3000
New York, New York 10022	Dallas, Texas 75201-8001
(212) 838-8269	(214) 758-6630
(212) 838-9190 Facsimile	(214) 758-1550 Facsimile

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Proceeds (1)		Amount of Registration Fee

Common stock to be sold by the company	$22,050,000.00	(2)	$2,359.35

Common stock to be sold by the selling shareholder	$9,000,000.00		$963.00

Representatives’ warrants	$100.00		$.01

Common stock underlying the representatives’ warrants (3)(4)	$3,726,000		$398.68

Total	$34,776,100		$3,721.04

Amount previously paid			$3,842.38

Balance paid herewith			$0

(1)	Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes shares issuable upon exercise of underwriters’ over-allotment option.
(3)	The Representatives’ warrants cover 10% of the shares sold in the offering and the exercise price will be 120% of the initial public offering price.
(4)

Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the anti-dilution provisions of the warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 6 to Form S-1, the contents of which are identical to Amendment No. 5 to Form S-1 filed on December 14, 2006, and which are incorporated here by reference, is to correct errors in the Calculation of Registration Fee table and in Item 13 of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

          The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by us. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.

SEC Registration fee	$3,721
NASD fee	$3,978
American Stock Exchange listing fee	$50,000	*
Printing expenses	$65,000	*
Accounting fees and expenses	$115,000	*
Legal fees and expenses	$255,000	*
Transfer agent and registrar fees and expenses	$2,000	*
“Road Show” and miscellaneous other expenses	$45,301	*

Total	$540,000	*

*	Estimated

Item 14. Indemnification of Directors and Officers

          Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation’s best interests; and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

          Under our amended and restated articles of incorporation, (the “Articles of Incorporation”), no director of the registrant will be liable to the registrant or any of its stockholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction for which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase or dividend payment. The Articles of Incorporation further provide that, if the statutes of Texas are amended to further limit the liability of a director, then the liability of the company’s directors will be limited to the fullest extent permitted by any such provision.

          Our bylaws provide for indemnification of officers and directors of the registrant and persons serving at the request of the registrant in such capacities for other business organizations against certain losses, costs, liabilities, and expenses incurred by reason of their positions with the registrant or such other business organizations. We also have policies insuring its officers and directors and certain officers and directors of its wholly owned subsidiaries against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Act”).

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SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Texas, on December 15, 2006.

UNIVERSAL POWER GROUP, INC.

by: /s/ RANDY HARDIN

Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ RANDY HARDIN	Chief Executive Officer (Principal Executive Officer), President and Director	December 15, 2006

Randy Hardin

/s/ JULIE SANSOM-REESE	Chief Financial Officer (Principal Financial and Accounting Officer)	December 15, 2006

Julie Sansom-Reese

/s/ WILLIAM TAN*	Chairman of the Board	December 15, 2006

William Tan

/s/ IAN C. EDMONDS	Director	December 15, 2006

Ian Edmonds

*By:	IAN C. EDMONDS

Ian C. Edmonds
Attorney-in-fact

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